SECURITIES & EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 11-K



[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934
     For the fiscal year ended December 31, 2002

     or

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE
     SECURITIES EXCHANGE ACT OF 1934
     For the transition period from ______________ to _______________

Commission File Number:  1-7724


     A. Full title of the plan and address of the plan, if different from that of the issuer named below:

     SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

     SNAP-ON INCORPORATED 401(k) PERSONAL SAVINGS PLAN FOR COLLECTIVE BARGAINED GROUPS

     SNAP-ON INCORPORATED 401(k) PERSONAL SAVINGS PLAN FOR SUBSIDIARIES


     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              SNAP-ON INCORPORATED
                              10801 Corporate Drive
                         Pleasant Prairie, WI 53158-1603


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                              REQUIRED INFORMATION
                              --------------------

     The following financial statements and schedules of the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated 401(k) Personal Savings Plan for Collective Bargained Groups and the Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Securities Act of 1974, as amended, are filed herewith.


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

                                  EXHIBIT INDEX

                                    FORM 11-K




Exhibit No.    Exhibit
----------     -------

(23.1)         Consent of Deloitte & Touche LLP

(99.1) Financial statements and schedules of the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated 401(k) Personal Savings Plan for Collective Bargained Groups, and the Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Securities Act of 1974, as amended.



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

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator of each Plan has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenosha, and State of Wisconsin, on this 11th day of July, 2003.


                                SNAP-ON INCORPORATED
                                401(k) SAVINGS PLAN



                                By: /s/ Paul C. Prickett
                                   ---------------------------------------------
                                   Paul C. Prickett, as Plan Administrator



                                SNAP-ON INCORPORATED
                                401(k) PERSONAL SAVINGS PLAN FOR
                                COLLECTIVE BARGAINED GROUPS



                                By: /s/ Paul C. Pricket
                                   ---------------------------------------------
                                   Paul C. Prickett, as Plan Administrator



                                SNAP-ON INCORPORATED 401(k) PERSONAL
                                SAVINGS PLAN FOR SUBSIDIARIES



                                By: /s/ Paul C. Prickett
                                   ---------------------------------------------
                                   Paul C. Prickett, as Plan Administrator